EXHIBIT 10.9

STATE OF SOUTH CAROLINA)	TRIDENT RESEARCH CENTER

)	LEASE AGREEMENT

COUNTY OF CHARLESTON )

THIS LEASE AGREEMENT, is made and entered into on this date of January 15, 1999, by and between SOUTH CAROLINA RESEARCH AUTHORITY (hereinafter referred to as the “Landlord”) and Information Systems Support (hereinafter referred to as the “Tenant”).

WITNESSETH

1. Premises: The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the premises of approximately 1,771 rentable square feet identified as Suite 201 (hereinafter referred to as the “Premises”), in the Trident Research Center, located at 5300 International Boulevard in North Charleston, South Carolina (hereinafter referred to as the “Building”) and being more particularly described in and shown on the floor plan attached hereto as Exhibit “A” and made a part thereof.

TO HAVE AND TO HOLD THE PREMISES upon the terms and conditions hereinafter set forth.

2. Term: The term of this Lease shall be for a period of One (1) years, beginning on February 1, 1999, and ending at midnight on January     , 2000, unless sooner terminated as hereinafter provided.

3. Possession: If the Tenant accepts possession of the Premises before the commencement date specified hereinabove, the term and rental shall commence on such earlier date. If for any reason the Landlord fails to deliver possession of the Premises on or before the specified commencement date, this Lease shall remain in full force and effect and the Landlord shall have no liability for delay, but rental shall not commence until the Landlord delivers possession of the Premises to the Tenant.

4. Rent: The Tenant shall pay to the Landlord an annual rental of Thirty One Thousand Eight Hundred Seventy Eight and no/100 ($31,878.00) (hereinafter referred to as the “Base Rent”), payable in equal monthly installments of Two Thousand Six Hundred Fifty Six and 50/100 ($2,656.50), in advance, on the first day of each and every calendar month during the term hereof. All rent payments shall be made to Landlord at its principal office at 1330 Lady Street, Suite 503, Columbia, South Carolina 29201, or at such other place as the Landlord may designate in writing to Tenant. If rental commences on a date other than the first day of the month, rent for the first month shall be prorated and paid with the first regular monthly installment. All rentals due hereunder which are not received by the Landlord by the fifteenth (15th) day of each month shall be subject to a delinquency charge of Five and No/100 ($5.00) Dollars per month or one and one-half (1.5%) percent per month on the unpaid balance, occurring from the first day of every month for which rental is due, whichever is the greater. Said delinquency charge shall be subject to the default provisions herein.

5.

6. Use. The Tenant shall use and occupy the Premises solely for the office purposes and shall comply with all laws, ordinances, orders, or regulations of any lawful authority having jurisdiction over the Premises and the use thereof.

7. Assignment and Subletting. The Tenant shall not, without the prior written consent of the Landlord, such consent not to be unreasonably withheld, assign this Lease or any interest therein, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than the Tenant. Consent to one assignment or sublease shall not constitute a waiver of this provision with respect to subsequent transactions. Each subtenant or assignee shall be liable to Landlord for all obligations of the Tenant hereunder, but the Tenant shall not be thereby relieved of such obligations.

8. Improvements. Subject is being provided “as is” All other improvements, alterations and additions to the Premises desired by Tenant shall be made only at Tenant’s expense, in good and workmanlike manner and is in accordance with plans and specifications which have been previously approved in writing by the Landlord. If the improvements, alterations, or additions are to be made by a contractor other than Landlord’s, Landlord reserves the right to approve such contractors, which approval shall not be unreasonably withheld, and to require adequate lien waivers, bonds, permits, licenses and insurance. All improvements and additions made by the Tenant and permanently attached to the Premises, including without limitation all partitions, carpets, lighting fixtures, doors, hardware, shelves, cabinets and ceilings, shall remain in the Premises and shall be surrendered to Landlord at the expiration or earlier termination of this Lease.

9. Utilities and Services: Landlord shall, during the term hereof, furnish Tenant, without charge: (a) reasonable quantities of water to lavatories, toilets and water fountains in or appurtenant to the Premises; (b) electric power for lighting and small business machines purposes only, such as electric typewriters and calculators including personal computers and calculators; (c) heat and air conditioning reasonably sufficient to heat or cool the Premises from 8:00 a.m. to 6:00 p.m. on Mondays through Fridays except for legal holidays, and from 8:00 a.m. to 1:00 p.m. on Saturdays, and in conformity with all applicable federal and state regulations; (d) janitorial services, on Monday through Friday, for general care and cleaning of Premises; and (e) adequate parking space to be provided at no additional cost to Tenant. Landlord shall not be liable for loss or damage arising from failure to provide the foregoing utilities or services as a result of strike, casualty, repairs, or other causes beyond Landlord’s reasonable control. Tenant shall furnish, at its own expense and without damage or threat of damage to the Building or any part of the Building, any other utilities or services required for its use of the Premises, including, but not limited to, telephone service and electric power and connections for electronic data processing equipment and other large business equipment.

10. Maintenance. The Landlord shall, at its own expense, after notice from the Tenant of the need thereof, make any repairs to the Building structure and concealed systems (plumbing, electrical, heating and air conditioning) within or serving the Premises as may be necessary for safety and occupancy, except that the Landlord shall not be required to make, and Tenant shall make, any such repairs made necessary by the act or neglect of Tenant, its agents, employees or visitors. Landlord shall not be liable for loss or damage resulting from any defective condition in or about the Premises unless such loss or damage results from Landlord’s negligent or wilful failure to remedy such condition within a reasonable time after Landlord receives notice of or becomes aware of such condition. Except as expressly provided above, Tenant shall, as its own expense, keep and maintain the Premises in good order and repair during the term of this Lease, and shall surrender same to Landlord at the expiration or earlier termination of this Lease in as good condition as they were when received (or subsequently improved or altered), normal wear and tear excepted. Landlord shall have the right to make alterations on or additions and repairs to the Building or the Premises, to build additional stories on the Building, and to build adjacent to or adjoining the Building; and shall have an easement for construction through the Premises for such alterations, modifications, additions or repairs, provided that said easement shall not unreasonably interfere with Tenant’s right of quiet enjoyment of the Premises.

11. Property of Tenant. Tenant may, and at the expiration or earlier termination hereof, shall, remove all furniture, equipment, and other personal property which Tenant shall have placed in the Premises; provided that Tenant shall repair any damage to the Premises caused by such removal. All such property shall, during the term thereof, be at the risk of Tenant only, and Landlord shall not be liable for any loss thereof or damage thereto resulting from any cause whatsoever; and

each policy of insurance covering such property shall contain a standard waiver of subrogation endorsement. Any such property not removed at the expiration or earlier termination of this Lease shall be deemed abandoned and may be disposed of by the Landlord in any manner whatsoever.

13. Taxes: Tenant shall pay prior to delinquency, all taxes and assessments of every kind or nature imposed or assessed upon or with respect to furnishings, fixtures, equipment, and other property of Tenant placed in the Premises.

14. Insurance. Landlord shall, during the entire term hereof, maintain in force casualty insurance on its interest in the Building in such amounts and against such hazards and contingencies as Landlord shall deem desirable for its own protection; provided, however, Landlord shall not be obligated to insure any furniture, equipment, or other property placed in the Premises by or at the expense of Tenant. Tenant shall not permit any use of the Premises that would invalidate or conflict with the terms of any hazard insurance policy covering risks insured by Landlord, and Tenant shall pay the cost of any premium amounts above standard rates for such insurance occasioned by the nature of Tenant’s use of the Premises. Tenant shall obtain and maintain a comprehensive policy of liability insurance with respect to the Demised Premises naming Landlord and any designee of Landlord as additional insureds and protecting Landlord, Tenant and any designee of Landlord against any liability for bodily injury or property damage which arises from any occurrence on or about the Demised Premises or any appurtenance thereof, as a result of any act or omission of Tenant or Tenant’s employees, agents or invitees. Such policy shall be written by a company satisfactory to Landlord. The coverage limits shall be at least One Million Dollars ($1,000,000) with respect to combined single limit of bodily injury and property damage per occurrence. The Tenant will not cancel or change the insurance without first giving Landlord thirty (30) days prior to written notice. Tenant shall provide Certification of Insurance to Landlord simultaneously with the execution of this Lease.

15. Damage or Destruction by Casualty: If the Premises are wholly or partially destroyed by fire or other casualty, rental shall abate from the date of damage or destruction in proportion to Tenant’s loss of use thereof, including 100% rent abatement if Tenant is not reasonably able to carry on its customary business, and Landlord shall, at its own expense, promptly restore the Premises to substantially the same condition as existed before damage or destruction, whereupon full rental shall resume, unless said damage was caused by Tenant’s negligence, in which case any repair shall be at Tenant’s expense; provided, however, Landlord may be written notice to Tenant within ninety (90) days after the date of such damage or destruction elect, at its option, not to restore or repair the Premises and Landlord or Tenant may thereafter, at its option, cancel this Lease.

16. Eminent Domain. If the whole of the Premises, or such portion thereof as will make the Premises unsuitable for the use contemplated hereby, be taken under the power of eminent domain (including any conveyance in lieu thereof), then the term hereof shall cease as of the date possession thereof is taken by the condemnor, and rental shall be accounted for as between Landlord and Tenant as of that date. If any lesser portion of the Premises is thus taken, rental shall abate in proportion to the loss of use occasioned thereby. Tenant shall not have any right or claim to any part of any award made to or received by Landlord for such taking or right or claim against Landlord for the value of the unexpired term of this Lease making a claim against the condemnor (but not against Landlord) for any moving expenses, loss or profits, or taking of its personal property (other than its leasehold interest) to which Tenant may be entitled.

17. Indemnity: Tenant shall defend, indemnify and hold harmless the Landlord from and against any claims, damages, or expenses, whether due to damage to the Premises, claims for injuries to person or property, or administrative or criminal action by a governmental authority, where such claims arise out of or from use or occupancy of the Premises by Tenant, its agents, employees or invitees, except where such damage, claims or penalties are caused by the negligence of Landlord, its employees or agents.

18. Landlord’s Entry: Landlord may enter the Premises at reasonable times and in a reasonable manner to inspect or exhibit same, to comply with Landlord’s obligations or exercise Landlord’s rights under this Lease Agreement, or to make repairs or renovations required in connection with adjoining spaces, provided that said entry shall not unreasonably interfere with Tenant’s right of quiet enjoyment of the Premises.

19. Rules and Regulations: Tenant, for itself, its agents and employees, agrees to comply with the Rules and Regulations for the Building attached hereto as Exhibit “B” and made a part hereof, and all such rules and regulations which Landlord may hereinafter from time to time promulgate for the care and protection of the Building and the safety, comfort and welfare of its occupants. If any such Rules and Regulations conflict with any of the provisions of this Lease Agreement, the Lease Agreement shall control. Landlord shall not be liable for the failure of any other person to comply with such Rules and Regulations.

20. Default and Remedies: If Tenant shall fail to pay either Base Rent or additional rent when due, or any other sums of money becoming due hereunder, or if Tenant shall default in the performance of any other of the terms, conditions, or covenants contained in this Lease Agreement to be observed or performed by it and does not remedy such default within thirty (30) days after written notice thereof or does not, within such thirty (30) days, commence such act or acts as shall be necessary to remedy a default, which not curable within said thirty (30) days for reasons beyond the control of Tenant, and shall not complete such act or acts within sixty (60) days after written notice, or if Tenant shall become bankrupt or insolvent, or file any debtor proceedings, or file in any court pursuant to any statute, either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization, or file or have filed against it a petition for the appointment of a receiver or trustee for all or substantially all of the assets of Tenant, of if Tenant makes an assignment, or if Tenant shall abandon the Premises or suffer the Lease to be taken under any writ of execution and such writ is not vacated or set aside within fifteen (15) days, then in any such event the Landlord shall have immediate right of reentry without resort to legal process and the right to terminate and cancel this Lease. If Landlord should elect to reenter as herein provided, or should it take possession pursuant to legal proceedings, it may either terminate this Lease or it may from time to time without terminating this Lease, relet the Premises for such term and at such rentals and upon such other terms and conditions as the Landlord may deem advisable. If such reletting shall yield rentals insufficient for any month to pay the rental due by Tenant hereunder for that month, Tenant shall be liable to Landlord for the deficiency and same shall be paid monthly. No such reentry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless written notice of such intention be given by the Landlord to the Tenant at the time of such reentry; but, notwithstanding any such reentry and reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. If as a result of a default hereunder, either Landlord or Tenant shall institute legal proceedings for the enforcement of the other party’s obligations, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorney’s fees.

21. Remedies Cumulative-Non-Waiver: No remedy herein or otherwise conferred upon or reserved to Landlord or Tenant shall be considered exclusive of any other remedy, but the same shall be distinct, separate and cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity; and every power and remedy given by this Lease Agreement may be exercised from time to time as often as occasion may arise or as may be deemed expedient. No delay or omission of Landlord to exercise any right or power arising from any default on the part of Tenant shall impair any such right or power, or shall be construed to be a waiver of any such default, or any acquiescence therein. The acceptance of rent by Landlord with knowledge of a default by Tenant hereunder shall not constitute a waiver of such default.

22. Quiet Enjoyment: If Tenant shall pay the rent and perform and observe all of the other covenants and conditions to be performed and observed by it hereunder, Tenant shall at all times during the term hereof have the peaceable and quiet enjoyment of the Premises without interference from Landlord or any person lawfully claiming through Landlord, subject, however, to the terms of this Lease Agreement and any mortgages or deeds of trust provided for in paragraph 23 hereof.

23. Estoppel Certificate: Within ten (10) days after written request thereof by the Landlord or any mortgage or trustee under a mortgage or deed of trust covering the Premises, Tenant shall deliver in recordable form a statement to any mortgagee, trustee or other transferee, or to Landlord, certifying any facts that are then true with respect to this Lease Agreement, including without limitation (if such be the case) that this Lease Agreement is in full force and effect, that Tenant is in possession, that Tenant has commenced the payment of rent, and that Tenant claims no defense or set-off to the due and full performance of its obligations under this Lease Agreement.

24. Subordination and Attornment: Tenant agrees that this Lease shall be subject and subordinate to any mortgages, deeds of trust or any ground lease now or hereafter placed upon the Premises and to all modifications thereto, and to all present and future advances made with respect to any such mortgage or deed of trust. Tenant agrees to attorn to the mortgage, trustee, or beneficiary under any such mortgage or deed of trust, and to the purchaser at a sale pursuant to the foreclosing thereof, and to the lessor in the event of a termination of any such ground lease.

25. Notices. All notices provided for in this Lease Agreement shall be in writing and shall be deemed to be given when sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to Landlord:	South Carolina Research Authority 1330 Lady Street, Suite 503 Columbia, SC 29201

If to Tenant:	Information Systems Support 6903 Rockledge Dr, Suite 510 Bethesda, MD 20817

Notices shall also be sent to the holder or holders of any mortgage or deed of trust covering the Premises at such address as such holder or holders may have given by notice as herein provided. Either party hereto, or any such holder, may from time to time, by notice herein provided, designate a different address to which notices to it shall be sent.

26. Governing Law: This Lease Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina.

27. Successors: This Lease Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, except as otherwise provided for in this Lease Agreement.

28. Nature and Extent of Agreement: This Lease Agreement, including the exhibits attached hereto, contains the complete agreement between the parties regarding the terms and conditions of the lease of the Premises, and there are no oral or written conditions, terms, warranties, understandings or other agreements pertaining thereto which have not been incorporated herein. This Lease Agreement may be modified only by written instrument duly executed by both parties or their respective successors in interest.

29. Security Deposit: Security deposit shall be equal to one month’s rent.

30. Holding Over: This Lease expires at the end of the term defined herein, but it is expressly understood that if Tenant holds over removal of its property, and Landlord accepts rent for said month, such acceptance shall operate as a renewal of the tenancy for another month and for each additional month for which Landlord accepts rent. Should Landlord require possession of the Premises, it shall given Tenant thirty (30) days to vacate the said Premises during such holdover period. The monthly rental during the holdover period shall be at ten (10%) percent increase above the monthly rental paid for the last month of the terms as set forth herein.

31. Attorney’s Fees: If Tenant defaults in the performance of any of the covenants of this Lease and by reason thereof Landlord employs the services of an attorney to enforce performance by Tenant, to evict Tenant, to collect monies due by Tenant, or to perform any service based upon said default, and if Landlord is the prevailing party, then that Tenant shall pay a reasonable attorney’s fee and all reasonable expenses and costs incurred by Landlord pertaining thereto.

32. Non-Waiver: The failure of Landlord or Tenant to insist upon strict performance of any of the terms, conditions and covenants herein shall not be deemed to be a waiver of any rights or remedies that Landlord and Tenant may have, and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained except as may be expressly waived in writing.

33. Non-Easement: It is understood and agreed that this Lease does not grant any rights to light and air over property adjoining the land on which the leased premises are situated.

34. General:

A. Time of Essence. It is understood and agreed between the parties hereto that time is of the essence in all of the terms and provisions of this Lease.

B. Captions and Titles. The captions and titles appearing within this Lease are for reference only and shall not be considered a part of this Lease or in any way modify, amend or affect the provisions thereof.

C. Grammatical Changes. The proper grammatical changes shall be understood and apply where necessary to designate the plural rather than the singular and the masculine or feminine gender.

D. Recording The Lease. This Lease shall not be recorded, but a short form referring to this Lease, describing the premises and setting forth the term thereof may be recorded by either party. The cost of recording the Lease shall be paid by the recording party.

E. No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or a joint venturer or a member of a joint enterprise with Tenant.

F. Binding Agreement. The conditions, covenants and agreements contained in this lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and assigns. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been made in accordance with the provisions set out in this Lease.

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective Hands and Seals on the day and year first written above.

WITNESSES:	TENANT:

	BY:	/s/ Eric P. Whittleton

Eric P. Whittleton Executive Vice President
	ITS:	01/13/99

WITNESSES:	LANDLORD:

SOUTH CAROLINA RESEARCH AUTHORITY

BY:

	ITS:	Vice President

EXHIBIT “A”

PAGE ONE

BUILDING STANDARD

•	Two coats of paint on walls

•	Telephone and electrical outlets, doorhardware with two keys per door, per attached drawing.

•	Venetian mini-blinds on all windows

•	Carpeting in all rented areas

•	Acoustical tile ceiling

•	Fluorescent ceiling lights

•	Air conditioning and heating

EXHIBIT “A”

PAGE TWO

EXHIBIT “B”

RULES AND REGULATIONS

1. The sidewalks, entry passages, corridors, halls, elevators and stairways shall not be obstructed by tenants, or used by tenants for any purpose other than ingress or egress.

2. The water closets and other apparatus shall be used only for the purposes for which they were constructed, and no sweepings, rubbish, or other obstructing substances shall be thrown therein. The cost to repair any damage resulting to them, or to associated systems, from misuse, shall be borne by tenants who, or their agents or employees, shall cause such damage.

3. No advertisement or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the doors, and of such order, size and style, and at such places as shall be designated by Landlord.

4. No tenant shall do or permit to be done in its Premises, or bring or keep anything therein, which shall in any way increase the rate of fire insurance on the Building, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or conflict with the laws relating to fires, or with the regulations of the Fire Department, or conflict with any of the rules and ordinances of the Board of Health. Tenants, their agents and employees, shall maintain order in the Building and shall not interfere in any way with other tenants or those having business with them. Nothing shall be thrown by tenants, their agents or employees, out of the windows or doors, or down the passages of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or any way appropriated for gambling, immoral, or other unlawful purposes.

5. Tenants shall not employ persons other than the janitors of Landlord (who will be provided with pass-keys into the offices) for the purposes of cleaning or taking charges of the Premises.

6. No animals, birds, bicycles or other vehicles, shall be allowed in the Building, other than wheelchairs.

7. No painting shall be done, nor shall any alterations be made to any part of the Building by putting up or changing any partition, doors, or windows, no shall there be any nailing, boring or screwing in to the woodwork or wallboard, nor shall any connection be made to the electric wires or gas or electric fixtures, without the consent in writing on each occasion of the Landlord or its agent. Tenant shall not injure, overload or deface the Building, the woodwork or the walls of the Premises, nor carry on upon the Premises any noxious, noisy, or offensive business.

8. Not more than two (2) keys for each office will be furnished without charge. No additional locks or latches shall be put upon any door opening directly into any hallway without the written consent of the Landlord. Tenants, at termination of their lease of the Premises, shall return to Landlord all keys to doors in the Building.

9. Landlord will post on the directory of the Building one name to be designated by the Tenant at no charge. All additional names which Tenant shall desire to be put upon said directory must be first consented to by Landlord, and if so approved, a charge will be made for such additional listing as prescribed by Landlord to be paid to Landlord by Tenant.

10. Landlord in all cases retains the power to prescribe the weight and position of iron safes or other heavy articles.

11. The use of burning fluids, camphene, alcohol, benzine, kerosene or any other type fluids, except electricity for lighting, is prohibited. No offensive gases or liquids will be permitted.

12. All blinds or covering of any kind over the windows shall be of such shape, color and material as may be prescribed by Landlord. No awnings shall be placed on the Building.

13. No wiring, boring, or cutting shall be done in the Building except with the written consent of Landlord, and under the supervision of Landlord’s agent or representative.

14. Tenant shall not install or operate food or drink vending machines in the Premises without prior written consent of the Landlord.

15. Landlord reserves the right to set the normal business hours during which the Building will be open to the public and normal services provided as follows, notwithstanding any specific conflict with this Lease Agreement:

Building Hours
Monday through Friday
(except legal holidays)	7:00 AM to 6:00 PM
Saturday	8:00 AM to 1:00 PM

16. Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors, and peddlers from the Building and to require registration or satisfactory identification or credentials from all persons seeking access to any part of the Building outside of the execution of such control, but shall not be liable for the granting or refusal of such access.

17. The Palmetto Room is available to tenants who are renting over 5000 square feet of space, for use during normal business hours for conferences, meetings and announcements. The Room must be reserved through the SCRA receptionist. If a set up fee is incurred for room use, this fee will be passed on to the respective Tenant. SCRA reserves the right of first refusal for any reserved use of the Palmetto Room unless it was scheduled 60 days in advance.

18. Smoking Policy—All TRC facilities are smoke free. Smoking is only permitted in the courtyard between the buildings. Please use the cigarette receptacles.

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